Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

CONTACTS: J.C. Weigelt Investor Relations Tel 651 756 4347 jweigelt@sjm.com	Amy Jo Meyer Media Relations Tel 651 756 3029 ameyer@sjm.com

St. Jude Medical Announces Preliminary Fourth Quarter Financial Results

ST. PAUL, Minn. – Jan. 9, 2013 – St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced preliminary revenue results for the fourth quarter ended Dec. 29, 2012. These results will be referenced today in a presentation by the Chairman, President and Chief Executive Officer of St. Jude Medical, Daniel J. Starks, at the 31st Annual J.P. Morgan Healthcare Conference in San Francisco. A webcast of the presentation can be accessed live on the Investor Relations section of www.sjm.com, beginning at 3:30 p.m. PST.

The Company expects to report net sales of approximately $1.372 billion for the fourth quarter of 2012, down approximately 1 percent from last year’s fourth quarter after adjusting for the negative impact of foreign currency.

Commenting on preliminary fourth quarter 2012 results, Mr. Starks said, “St. Jude Medical’s fourth quarter revenue fell within or exceeded all of our previously announced guidance ranges. These preliminary sales results, combined with our implementation of significant cost savings initiatives in 2012 make us comfortable that we will exceed our previously announced adjusted earnings per share guidance range by $0.02 to $ 0.04 for the fourth quarter.”

Cardiac Rhythm Management (CRM)

Fourth quarter CRM sales were approximately $682 million, a 6 percent decrease compared with the fourth quarter of 2011. Total CRM sales for the fourth quarter decreased 5 percent after adjusting for the impact of foreign currency. Fourth quarter sales of implantable cardiac defibrillators were approximately $422 million, a 3 percent decrease from the comparable quarter in 2011. Pacemaker sales during the quarter were approximately $260 million, an 11 percent decrease compared with the fourth quarter of 2011.

Atrial Fibrillation (AF)

Atrial Fibrillation product sales for the fourth quarter were approximately $239 million, an increase of 10 percent over the fourth quarter of 2011. On a constant currency basis, total AF sales for the fourth quarter increased 11 percent.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $338 million for the fourth quarter of 2012, a 1 percent decrease from the fourth quarter of 2011. Sales of vascular products in the fourth quarter of 2012 were $186 million, a 2 percent decrease from the comparable quarter in 2011. Structural heart product sales for the fourth quarter of 2012 were $152 million, a 1 percent increase over the fourth quarter of 2011. Total cardiovascular sales for the fourth quarter increased 1 percent after adjusting for the impact of foreign currency.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Neuromodulation

Fourth quarter sales of neuromodulation products were approximately $113 million, a 7 percent decrease compared to the fourth quarter of 2011. Revenue for the fourth quarter decreased 6 percent after adjusting for the impact of foreign currency.

Fourth Quarter Earnings Results

St. Jude Medical now projects that its fourth quarter adjusted earnings per share will be in the range of $0.90 to $0.92, exceeding the top end of the Company’s previously issued guidance by $0.02 to $0.04. Adjusted earnings per share for the fourth quarter excludes net charges totaling approximately $0.50 to $0.60 per share, primarily related to ongoing restructuring actions and certain other corporate charges. The Company attributes this over-performance to its sales results along with the implementation of cost savings initiatives during the quarter.

The Company will release its fourth quarter and full-year results and provide its first quarter and full-year 2013 guidance on Jan. 23 at 6:30 a.m. CST. The press release will be followed by a conference call beginning at 7:00 a.m. CST. The conference call will be broadcast live on the Investor Relations section of sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2012. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.